EXHIBIT 99.1

Evolving Systems Reports its 2017 Fourth Quarter and Year-End Financial Results

2017 Highlights:

•                  2017 marked by two transformative acquisitions, further expanding the Company’s real-time digital engagement portfolio and global customer footprint.

•                  2017 revenue increased $4.0 million or 16.3% compared to 2016; Company reports profitability on an operating income ($5.4 million), net income ($2.5 million) and Adjusted EBITDA ($7.5 million) basis.

•                  Management unveiled its strategic investment program to enhance its R&D, Sales and Marketing initiatives to drive long-term growth, profitability and cash flow.

•                  Matthew Stecker, Chairman of the Board takes on a new role as Executive Chairman, responsible for driving the growth strategy, business development initiatives and long-term strategic planning.

ENGLEWOOD, Colorado — April 3, 2018 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its fourth quarter and full year ended December 31, 2017.

Commenting on the Company’s 2017 progress, Thomas Thekkethala, Evolving Systems’ Chief Executive Officer, stated, “2017 was a transformative year for Evolving Systems, marked by the acquisitions of BLS and Lumata. The addition of these two companies significantly enhances our product solutions and further expands our customer base. Over the past two quarters, we have worked diligently to integrate their operations, learning more about their customers and future needs, and concurrently, have identified several growth opportunities that leverage our combined offerings. To capitalize on this, we intend to expedite our investment strategy in 2018. While we will always be focused on profitability and positive cash flow and expect to achieve both in 2018, we are going to invest more in innovation, build out our sales and marketing expertise, and expand our business development team globally to both better serve our ~100 mobile operator customers and broaden our customer base. We will also remain opportunistic with respect to potential accretive acquisitions and will intensify our efforts to market the Evolving Systems story and generate sustainable, long-term shareholder value.”

2017 Financial Highlights

Total revenue for the year ended December 31, 2017 was $28.8 million, a $4.0 million or 16.3% increase over the comparable year-ago period. Services revenue of $25.4 million that are mostly recurring in nature, increased year-over-year by 15.8%.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 70.0% for the year ended December 31, 2017 as compared to gross profit margins of approximately 79.0% for the year ended December 31, 2016. This decline was primarily related to the increase in cost of revenue associated with the Company’s acquisitions of BLS and Lumata which occurred in July 2017 and September 2017, respectively.

Total operating expenses of $14.7 million in the year-ended December 31, 2017 increased by approximately $0.8 million or 6.0%, as compared to $13.9 million in the corresponding year-ago period. The increase in total operating expenses was primarily related to added expenses associated with the BLS and Lumata acquisitions. Further, there were approximately

$1.8 million of one-time charges associated with the acquisitions and other factors, that are not anticipated to repeat in future periods.

The Company reported operating income of $5.4 million as compared to $5.6 million in the years ended December 31, 2017 and December 31, 2016, respectively. When comparing the 2017 and 2016 full-year periods, net income was $2.5 million as compared to net income of $3.4 million, with a higher foreign currency exchange loss ($0.6 million increase year-over-year). Net income per share, both basic and diluted was $0.21 for the year ended December 31, 2017 as compared to net income per share, both basic and diluted of $0.29 in the comparable year-ago period. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.6 million as compared to $7.9 million in the 2017 and 2016 year-end periods, respectively.

Cash and cash equivalents as of December 31, 2017 and December 31, 2016 were approximately $7.6 million. Contract receivables, net of allowance for doubtful accounts were $10.2 million, an increase of $4.3 million or approximately 73.0%, compared to December 31, 2016. Working capital increased $1.3 million or approximately 16.0%, to $9.3 million as of December 31, 2017 from $8.0 million as of December 31, 2016. The increase in working capital is related to increases in contract receivables, unbilled work-in-progress, and prepaid and other current assets, which were directly related to the acquisitions made in 2017.

The Company also announced today that Matthew Stecker, Chairman of the Board of Directors has taken on a new role as Executive Chairman and will be working with the Company on a full-time basis to drive the growth strategy, business development initiatives and long-term strategic planning.

“This is a pivotal year in Evolving Systems corporate transformation and I look forward to collaborating with Thomas and the team as we work to further integrate the acquisitions of BLS and Lumata, invest in our product solutions to better support our global customers and, seek new opportunities, whether through acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance over the long-term. We have a very strong customer footprint and decades of proven performance. Key to our future is driving innovation and capturing more wallet share from our installed base, along with driving new engagements that can enhance our value proposition and expand our reach. We are going to invest in our foundation this year, with the sole purpose of strengthening our offering and increasing shareholder value.”

Fourth Quarter Comparisons

Total revenue in the fourth quarter ended December 31, 2017 was $9.2 million as compared to $6.1 million in the comparable year-ago period, an increase of $3.1 million or 50.0%. Driving the year-over-year increase were higher revenues associated with the Company’s acquisitions. Further, the 2017 fourth quarter included a full quarter of revenue from Lumata.

Gross profit margins, excluding depreciation and amortization were approximately 67.0% and 78.0% for the fourth quarters ended December 31, 2017 and December 31, 2016, respectively.

Total operating expenses of $5.3 million increased by approximately $2.3 million when comparing the 2017 fourth quarter and 2016 fourth quarter periods. The increase in total operating expenses was directly attributable to the added expenses associated with both BLS and Lumata, related one-time costs associated with the acquisitions and other factors.

The Company reported operating income of $0.9 million for the 2017 fourth quarter ended December 31, 2017, as compared to operating income of $1.8 million for the comparable year-ago period. The Company reported a net loss of $0.3 million in the 2017 fourth quarter, which was primarily driven by a $0.6 million foreign currency exchange loss. This compares to net income of $1.3 million in the comparable year-ago period. On a per share basis, both basic and diluted, the Company reported a loss of $0.03 per share for the quarter ended December 31, 2017 as compared to net income per share, both basic and diluted of $0.11 in the comparable year-ago period. Adjusted EBITDA for the fourth quarter ended

December 31, 2017 was $1.6 million as compared to Adjusted EBITDA of $2.1 million in the fourth quarter ended December 31, 2016.

Conference Call

The Company will be conducting a conference call and webcast on Tuesday, April 3, 2018 at 4:00 p.m. Eastern Time and 2:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 6688549. A telephone replay will be available through April 17, 2018 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 6688549. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q4 earnings call’ icon at left. A replay of the webcast will be accessible at that website through April 17, 2018. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/cnecda95.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to successfully integrate its solutions with existing customer network systems are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on April 2, 2018; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contacts:

Glenn Wiener, President	Michael Glickman, Senior Vice President
GW Communications (for Evolving Systems)	GW Communications (For Evolving Systems)
Tel: (212) 786-6011 / Email: gwiener@GWCco.com	Tel: (917) 397-2272 / Email: mglickman@GWCCo.com

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EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUE
License fees	$1,307	$553	$3,438	$2,873
Services	7,862	5,564	25,374	21,905
Total revenue	9,168	6,117	28,812	24,778

COSTS OF REVENUE AND OPERATING EXPENSES

Costs of revenue, excluding depreciation and amortization	3,002	1,326	8,680	5,297
Sales and marketing	1,729	1,158	5,214	4,965
General and administrative	2,510	1,082	6,065	3,855
Product development	543	529	2,042	3,014
Depreciation	94	54	250	259
Amortization	242	195	860	783
Restructuring	155	3	286	1,010
Total costs of revenue and operating expenses	8,276	4,347	23,397	19,183

Income from operations	893	1,770	5,415	5,595

Other income (expense)
Interest income	(1)	2	1	6
Interest expense	(131)	(75)	(365)	(340)
Other (expense) income	23	183	23	183
Foreign currency exchange loss	(568)	(44)	(1,137)	(552)
Other (expense) income, net	(678)	66	(1,478)	(703)

Income before income taxes	215	1,836	3,937	4,892
Income tax expense	534	549	1,421	1,457
Net income	$(319)	$1,287	$2,516	$3,435

Basic income per common share - net income	$(0.03)	$0.11	$0.21	$0.29

Diluted income per common share - net income	$(0.03)	$0.11	$0.21	$0.29

Cash dividends declared per common share	$—	$—	$—	$0.22

Weighted average basic shares outstanding	11,940	11,907	11,934	11,845
Weighted average diluted shares outstanding	11,998	11,940	11,981	11,961

EVOLVING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share data)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$7,562	$7,614
Contract receivables, net of allowance for doubtful accounts of $970 and $221 at December 31, 2017 and December 31, 2016, respectively	10,151	5,867
Unbilled work-in-progress net of allowance for doubtful accounts of $107 and $0 at December 31, 2017 and December 31, 2016, respectively	5,823	3,376
Prepaid and other current assets	2,053	1,553
Total current assets	25,589	18,410
Property and equipment, net	258	546
Amortizable intangible assets, net	5,613	4,200
Goodwill	25,216	20,599
Deferred income taxes	274	—
Total assets	$56,950	$43,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term Loan - Current	$2,805	$1,998
Accounts payable and accrued liabilities	6,890	4,274
Contingent earnout	396	—
Income taxes payable	1,107	617
Unearned revenue	5,397	3,532
Total current liabilities	16,595	10,421
Long-term liabilities:
Term Loan, net of current portion	5,942	4,000
Total liabilities	22,537	14,421

Commitments and contingencies:
Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 12,119,961 shares issued and 11,941,072 outstanding as of December 31, 2017 and 12,086,280 shares issued and 11,907,391 outstanding as of December 31, 2016	12	12
Additional paid-in capital	98,517	97,744
Treasury stock 178,889 shares, at December 31, 2017 and December 31, 2016, at cost	(1,253)	(1,253)
Accumulated other comprehensive loss	(8,202)	(9,992)
Accumulated deficit	(54,661)	(57,177)
Total stockholders’ equity	34,413	29,334
Total liabilities and stockholders’ equity	$56,950	$43,755

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

Adjusted EBITDA:

Net income	$(319)	$1,287	$2,516	$3,435
Depreciation	94	54	250	259
Amortization of intangible assets	242	195	860	783
Stock-based compensation expense	256	61	742	259
Restructuring	155	3	286	1,010
Interest expense, net	678	(66)	1,478	703
Income tax expense	533	549	1,421	1457
Adjusted EBITDA	$1,639	$2,083	$7,553	$7,906

Non-GAAP net income and income per share:
GAAP net income	$(319)	$1,287	$2,516	$3,435
Amortization of intangible assets	242	195	860	783
Stock-based compensation expense	256	61	742	259
Restructuring	155	3	286	1,010
Income tax adjustment for non-GAAP*	(202)	(96)	(636)	(696)
Non-GAAP net income	$132	$1,450	$3,768	$4,791

Diluted net income per share:
GAAP	$(0.03)	$0.11	$0.21	$0.29
Non-GAAP	$0.01	$0.12	$0.31	$0.40
Shares used to compute diluted EPS	11,998	11,940	11,981	11,961

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.